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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)*



                      TITAN MOTORCYCLE COMPANY OF AMERICA
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                                (Name of Issuer)



                           COMMON STOCK, $0.001 PAR VALUE
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                         (Title of Class of Securities)



                                   888307105
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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                                Page 1 of 4 Pages

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     CUSIP No. 888307105              13G                Page 2 of 4 Pages
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 1.    NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Celeste Trust Reg.
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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)   |_|
                                                                 (b)   |_|
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 3.    SEC USE ONLY
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 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Liechtenstein
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                          5.   SOLE VOTING POWER
         NUMBER OF             2,713,687 shares of Common Stock
          SHARES       --------------------------------------------------------
       BENEFICIALLY       6.   SHARED VOTING POWER
         OWNED BY              None
           EACH        --------------------------------------------------------
         REPORTING        7.   SOLE DISPOSITIVE POWER
        PERSON WITH            2,713,687 shares of Common Stock
                       --------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None
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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                         2,713,687 shares of Common Stock
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |X|
         The aggregate amount in row 9 represents the maximum amount of shares that Celeste Trust Reg. can control under a contractually stipulated 9.99% ownership restriction. The full conversion of Celeste's
         Preferred Stock and of its Convertible Debenture and the exercise of all of its warrants would exceed this amount.
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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      9.9%
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  12.    TYPE OF REPORTING PERSON
                      CO
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CUSIP NO. 888307105                                            PAGE 3 OF 4 PAGES
                                                                   ---  ---

ITEM 1 (a) NAME OF ISSUER: Titan Motorcycle Company of America

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2222 West Peoria Avenue, Phoenix, AZ 85029

ITEM 2 (a) NAME OF PERSON FILING: Celeste Trust Reg.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              Trevisa-Treuhand-Anstalt, Landstrasse 8, 9496 Furstentums,
                 Balzers, Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value

ITEM 2 (e) CUSIP NUMBER:  888307105

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 2,713,687 Shares of Common Stock

         (b) PERCENT OF CLASS: 9.9%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                2,713,687 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                2,713,687 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP NO. 888307105                                           PAGE 4 OF 4 PAGES
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ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                    Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            October 29, 2000
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                                                 (Date)

                                           /s/ Thomas Hackl
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                                               (Signature)

                                      Thomas Hackl, Representative
                                ----------------------------------------
                                              (Name/Title)